Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SOFTWARE AG,
WIZARD ACQUISITION, INC.
AND
WEBMETHODS, INC.
DATED AS OF APRIL 4, 2007

i

ii

iii

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of this 4th day of April 2007, by and among Software AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (“Parent”), Wizard Acquisition, Inc., a Delaware corporation and wholly-owned indirect subsidiary of Parent (“Merger Sub”), and webMethods, Inc., a Delaware corporation (the “Company”).
     WHEREAS, Parent, Merger Sub and the Company each have determined that it is advisable, fair to and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and conditions set forth in this Agreement;
     WHEREAS, in furtherance of such acquisition, Merger Sub has agreed to commence a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share of the Company, including the associated share purchase rights (each, a “Right”) under the Company’s Rights Agreement dated as of October 18, 2001, by and between the Company and American Stock Transfer & Trust Company, as rights agent, (the “Rights Plan”) (the “Company Common Stock”), but excluding any Company Restricted Stock (as defined herein), at a price of $9.15 per share, net to the seller in cash (such amount, or any higher amount per share offered pursuant to the Offer in accordance with the terms of this Agreement, the “Offer Price”), on the terms and subject to the conditions set forth herein;
     WHEREAS, following the consummation of the Offer, Merger Sub shall merge with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”), and each share of Company Common Stock that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;
     WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has (i) determined that this Agreement, the Offer, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”) and (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Offer and the Merger, declaring their advisability and recommending the adoption by the Company Stockholders of this Agreement, the Offer, the Merger and the other transactions contemplated hereby; and
     WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that this Agreement, the Offer, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole stockholder and (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Offer and the Merger, declaring their advisability and recommending the adoption by its sole stockholder of this Agreement, the Offer, the Merger and the other transactions contemplated hereby. Following the execution and delivery of this Agreement, the sole stockholder of Merger Sub will adopt this Agreement.

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the executive officers and directors of the Company are entering into Tender and Support Agreements substantially in the form attached as Exhibit A hereto (the “Tender and Support Agreements”).
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties agree as follows:
ARTICLE I
THE OFFER
     Section 1.1 The Offer.
          (a) As promptly as practicable after the date of this Agreement (and in no event later than the date that is twelve (12) Business Days after the date of this Agreement (the “Outside Commencement Date”)), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the scheduled expiration of the Offer (as it may be extended hereunder) and not properly withdrawn, a number of Shares that, together with the Shares then owned beneficially by Parent and/or Merger Sub (together with their wholly-owned subsidiaries), represents at least a majority of the Shares then outstanding on a fully-diluted basis (the “Minimum Condition”) and to the other conditions set forth in Annex I. Merger Subsidiary expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that unless otherwise provided by this Agreement or previously approved by the Company in writing, (i) the Minimum Condition may not be waived, (ii) no change may be made that changes the form of consideration to be paid, decreases the Offer Price or the number of Shares sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I or otherwise amends or modifies the Offer in any manner adverse to the holders of Shares and (iii) the Offer may not be extended except as set forth in this Section 1.1(a). Subject to the prior satisfaction or waiver by Parent or Merger Sub of the Minimum Condition, with the written consent of the Company, and the other conditions of the Offer set forth in Annex I, Merger Sub shall consummate the Offer in accordance with its terms and accept for payment and pay for all Shares tendered and not properly withdrawn pursuant to the Offer as soon as practicable after Merger Sub is legally permitted to do so under Applicable Law. Subject to the terms and conditions of this Agreement, the Offer shall expire at midnight, New York City time, on the date that is 20 business days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the date that the Offer is commenced. Merger Sub shall extend the Offer for successive periods of up to twenty (20) Business Days each (1) if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, from time to time, until the earliest to occur of (x) the satisfaction or waiver of such conditions and (y) the Outside Termination Date and (2) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by Applicable Law. Following expiration of the Offer, Merger Sub may, in its sole discretion, provide for one or more subsequent offering periods (together, the “Subsequent Offering Period”) in accordance with Rule 14d-11 of the Exchange Act, if, as of the commencement of each such period, there shall not have been validly tendered and not withdrawn pursuant to the Offer and any prior Subsequent Offering Period that number of Shares necessary to permit the Merger to be effected without a meeting of stockholders of the Company, in accordance with Section 253(a) of the DGCL. Subject to the foregoing, including the requirements of Rule 14d-11, and upon the terms and subject to the conditions of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment all Shares (A) validly tendered and not withdrawn pursuant to the Offer after the final expiration of the Offer, with payment for such Shares to be made as promptly as practicable after the final expiration of the Offer and (B) validly tendered in any Subsequent Offering Period, with payment for such Shares to be made as promptly as practicable after such Shares are validly tendered. The Offer Price payable in respect of each Share validly tendered and not withdrawn pursuant to the Offer or validly tendered in any Subsequent Offering Period shall be paid net to the holder thereof in cash, subject to reduction for any applicable withholding Taxes.
          (b) As soon as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase and forms of a letter of transmittal and summary advertisement, if any, in respect of the Offer and other ancillary documents and instruments pursuant to which the Offer will be made (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares, in each case as and to the extent required by applicable U.S. federal securities Laws. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable securities Laws or reasonably requested by Parent or Merger Sub for inclusion in the Schedule TO or the Offer Documents. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions in the Schedule TO and the Offer Documents. Parent and Merger Sub agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable U.S. federal securities Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Parent and Merger Sub to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Sub or their counsel in any discussions or meetings with the SEC. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated prior to the purchase of the Shares in the Offer, Parent and Merger Sub shall promptly return, and shall cause any depository or paying agent acting on behalf of Parent and Merger Sub to return, all tendered Shares to the holders entitled thereto.
          (c) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer and shall cause Merger Sub to perform all of its obligations hereunder.
     Section 1.2 Company Action.
          (a) Subject to Section 6.6, the Company hereby consents to the Offer and represents that the Company Board of Directors, at a meeting duly called and held prior to the execution of this Agreement at which substantially all directors of the Company were present, has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company Stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and declared this Agreement advisable, in accordance with the requirements of the DGCL, (iii) approved and adopted an amendment to the Rights Plan to cause the provisions of the Rights Plan not to be applicable to this Agreement or the Transaction Documents or to the transactions contemplated hereby or thereby and to provide for the expiration of the Rights upon the consummation of the Merger and (iv) recommended that the Company Stockholders accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and, if applicable, approve and adopt this Agreement and the Merger. The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that no Adverse Recommendation Change has occurred in accordance with Section 6.6, the Company hereby consents to the inclusion in the Offer Documents of the recommendation referenced in clause (iv) of the immediately preceding sentence. The Company has been advised that its executive officers and directors who own Shares intend to tender their Shares pursuant to the Offer in accordance with the terms of the Tender and Support Agreement. The Company shall cause its transfer agent to promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with communicating the Offer to record and beneficial holders of Shares in accordance with this Agreement and applicable U.S. federal securities Laws. Parent and Merger Sub shall treat the information contained in such lists, labels and files and any additional information referred to in the preceding sentence as confidential in accordance with the terms and conditions of the Confidentiality Agreement.
          (b) On the date that the Offer Documents are filed with the SEC, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable U.S. federal securities Laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.6, shall reflect the recommendations of the Company Board of Directors referred to above. Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable securities Laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and to correct any material omissions in the Schedule 14D-9. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares with the Offer Documents, in each case as and to the extent required by applicable U.S. federal securities Laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel. The Company shall provide Parent, Merger Sub and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.
     Section 1.3 Directors.
          (a) Promptly upon the acceptance for payment of any Shares pursuant to the Offer, and from time to time thereafter (including, without limitation, upon acceptance of Shares tendered during any Subsequent Offering Period), Merger Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as will give Merger Sub representation on the Company Board of Directors equal to the greater of (i) the product of (x) the total number of directors on the Company Board of Directors (after giving effect to any increase in the number of directors pursuant to this Section 1.3) and (y) the percentage that the number of Shares owned by Merger Sub (when combined with all Shares owned by Parent and its wholly-owned Subsidiaries) bears to the total number of Shares outstanding and (ii) the number of directors that, after their designation by Merger Sub, constitutes a majority of the Company Board of Directors, and the Company shall in each case promptly increase the size of the Company Board of Directors or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Merger Sub with such level of representation and shall cause Merger Sub’s designees to be so elected or appointed. The Company shall also use its reasonable best efforts to cause individuals designated by Merger Sub to constitute the same percentage of each committee of the Company Board of Directors as the percentage of the entire Company Board of Directors represented by individuals designated by Merger Sub. The Company’s obligations to appoint designees to the Company Board of Directors shall be subject to Section 14(f) of the Exchange Act. The Company shall take all actions necessary to effect any such election or appointment of Merger Sub’s designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Merger Sub otherwise elects, shall be so mailed together with the Schedule 14D-9. Parent and Merger Sub will supply to the Company all information with respect to themselves and their respective officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder.
          (b) Following the election or appointment of Merger Sub’s designees pursuant to Section 1.3(a) and prior to the Effective Time, any amendment or termination of this Agreement requiring action by the Company Board of Directors, any extension of time for the performance of any of the obligations or other acts of Parent or Merger Sub under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement that are for the benefit of the Company, any exercise of the Company’s rights or remedies under this Agreement, any action to seek to enforce any obligation of Parent or Merger Sub under this Agreement (or any other action by the Company Board of Directors with respect to this Agreement or the Merger if such other action adversely affects, or could reasonably be expected to adversely affect, any of the holders of Shares other than Parent or Merger Sub) may only be authorized by, and will require the authorization of, a majority of the directors of the Company then in office who are directors of the Company on the date hereof or their successors as appointed by such continuing directors (the “Continuing Directors”); provided, however, that if there shall be no Continuing Directors as a result of such individuals’ deaths, disabilities, resignations or refusal to serve, then such actions may be effected by majority vote of the directors who are considered “independent directors” within the meaning of the Nasdaq’s corporate governance rules and applicable U.S. federal securities Laws, or, if no such directors are then in office, by a majority vote of the Company Board of Directors. Between the time Merger Sub becomes entitled to designate directors pursuant to this Section 1.3 and the Effective Time, none of Parent, Merger Sub or their respective Affiliates shall take any action to remove a Continuing Director from office.
     Section 1.4 Top-Up Option.
          (a) Subject to the terms and conditions set forth herein, the Company hereby irrevocably grants to Merger Sub an option (the “Top-Up Option”), exercisable only after the acceptance by Merger Sub of, and payment for, Shares tendered in the Offer and upon the terms and conditions set forth in this Section 1.4, to purchase that number (but not less than that number) of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares that, when added to the number of Shares directly or indirectly owned by Parent or Merger Sub or their Subsidiaries at the time of such exercise, shall constitute one share more than 90% of the Shares (taking into account the issuance of the Top-Up Option Shares) at a price per share equal to the Offer Price; provided that (i) the Top-Up Option shall be exercisable only once, on or prior to the earlier to occur of the 21st business day (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the expiration date of the Offer or the termination of this Agreement in accordance with its terms, (ii) in no event shall the Top-Up Option be exercisable for a number of Shares (x) in excess of the then authorized and unissued shares of Company Common Stock (giving effect, for purposes of this Section 1.4, to shares reserved for issuance under any Employee Benefit Plan as if such shares were outstanding) or (y) that would require the Company to obtain the approval of its stockholders under Applicable Law or any Nasdaq rule or regulation, (iii) the Top-Up Option may not be exercised if any provision of Applicable Law or any judgment, injunction, order or decree of any Governmental Entity shall prohibit, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Entity or the Company’s stockholders in connection with the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, which action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, as applicable.
          (b) If Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall send to the Company a written notice (a “Top-Up Exercise Notice”, and the date of receipt of such notice the “Top-Up Notice Date”) specifying the place for the closing of the purchase and sale of Shares pursuant to the Top-Up Option (the “Top-Up Closing”). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Merger Sub confirming (i) the number of Shares then outstanding on a fully-diluted basis, and (ii) the number of Top-Up Shares and the aggregate purchase price therefor.
          (c) At the Top-Up Closing, subject to the terms and conditions of this Agreement, the Company shall deliver to Merger Sub a certificate or certificates evidencing the applicable number of Top-Up Option Shares, and Merger Sub shall purchase each Top-Up Option Share from the Company at a price per Share equal to the Offer Price. Payment by Merger Sub of the purchase price for the Top-Up Option Shares may be made, at Merger Sub’s option, by delivery of immediately available funds by wire transfer to an account designated by the Company. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable legal requirements, including all federal securities Laws.
          (d) Upon the delivery by Merger Sub to the Company of the Top-Up Exercise Notice, and the tender of the consideration described in Section 1.4(c), Merger Sub shall be deemed to be the holder of record of the Top-Up Option Shares issuable upon that exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing those Top-Up Option Shares shall not then be actually delivered to Merger Sub or the Company shall have failed or refused to designate the account described in Section 1.4(c).
          (e) Any certificates evidencing Top-Up Option Shares may include any legends required by applicable securities Laws.
          (f) Parent and Merger Sub acknowledge that the Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub is, and will be upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top- Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE II
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Delaware.
     Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the Closing will take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, at 10:00 a.m., local time, as soon as practicable but in no event later than the second Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VII, or at another time, date or place agreed to by the parties.
     Section 2.3 Effective Time. On the Closing Date the parties hereto shall cause the Merger to be consummated by filing all necessary documentation, including a Certificate of Merger or a Certificate of Ownership and Merger, as the case may be, with the Delaware Secretary, and Parent will deliver the Exchange Fund to the Paying Agent in the manner provided in Section 3.1. The Merger shall be effective upon filing of the Certificate of Merger with the Delaware Secretary, or on such later date as may be specified therein (the time of such effectiveness being, the “Effective Time”).
     Section 2.4 Effect of the Merger . The Merger shall have the effects set forth in the DGCL and other applicable Law. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and Liabilities of the Company and Merger Sub. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.
     Section 2.5 Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
          (a) Except as provided in Section 2.5(b) or Section 2.5(c), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Appraisal Shares) (the “Shares”) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive an amount equal to the Offer Price in cash, without interest (the “Merger Consideration”), upon surrender of the Certificate representing such Shares as provided in Article III. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.
          (b) Each Share that is owned by the Company (or any Subsidiary of the Company) as treasury stock or otherwise and each Share owned by Parent or Merger Sub (whether as a result of the Offer or otherwise) immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.
          (c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     Section 2.6 Certificate of Incorporation; Bylaws.
          (a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation. Thereafter, the certificate of incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law.
          (b) At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation. Thereafter, the bylaws of the Surviving Corporation may be amended or repealed in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law.
     Section 2.7 Officers and Directors of the Surviving Corporation. At the Effective Time (i) the directors of Merger Sub shall continue as the directors of the Surviving Corporation, and (ii) the officers of the Company shall be the individuals and shall hold the respective offices designated in writing by Parent to the Company prior to the Effective Time, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with and subject to Applicable Law and the Certificate of Incorporation and Bylaws of the Surviving Corporation.
     Section 2.8 Company Stock Options.
          (a) Prior to the Effective Time, each Company Stock Option under or pursuant to any Company Option Plans that is outstanding, unexercised and unexpired, prior to the Effective Time shall be accelerated in full so that each such Company Stock Option is fully vested and exercisable immediately prior to the Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Stock Options, each Company Stock Option shall be canceled and extinguished and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time and (y) the Merger Consideration less the per share exercise price of such Company Stock Option (the “Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Stock Option). In the event the Option Consideration to any holder of a Company Stock Option is equal to or less than zero, it shall be understood and agreed that any such Company Stock Option shall be canceled and extinguished immediately upon to the Effective Time without any payment. Parent shall, or shall cause the Surviving Corporation to, pay to holders of Company Stock Options the Option Consideration, less applicable Taxes required to be deducted and withheld with respect to such payments, as soon as practicable after the Effective Time and in any case within ten (10) Business Days thereafter. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the holders of such Company Stock Options to whom such amounts would otherwise have been paid.
          (b) Except as otherwise agreed to by the parties, the Company Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time.
          (c) The Company shall provide notice (in a form reasonably satisfactory to Parent) to each holder of an outstanding Company Stock Option describing the treatment of such Company Stock Option in accordance with this Section 2.8.
          (d) Prior to the Effective Time, the Company shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 2.8, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act.
     Section 2.9 Restricted Stock; Deferred Compensation Plan.
          (a) If any share of Company Common Stock outstanding immediately prior to the Effective Time is unvested or subject to a repurchase option or forfeiture in favor of the Company (any such shares, “Company Restricted Stock”), then, effective immediately prior to the Effective Time, such Company Restricted Stock shall be fully vested and any repurchase option or forfeiture restriction shall lapse.
          (b) Prior to the Effective Time, all accrued account balances under the Company’s Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”) shall be distributed pursuant to Section 5.B of such plan. Shares of Company Common Stock so distributed under the Deferred Compensation Plan shall be subject to Section 2.5 of this Agreement. Following and subject to the payment of all accrued account balances under the Deferred Compensation Plan, the Company shall take all actions necessary so that such plan shall terminate at the Effective Time.
          (c) Immediately prior to the Effective Time, the holder of each Director Deferred Share will receive from the Company an amount in cash equal to the Offer Price in exchange for the surrender to the Company of the certificate or other document evidencing such Director Deferred Share and each outstanding Director Deferred Share thereupon will be canceled and the holders of Director Deferred Shares will have no further rights in respect of any Director Deferred Share.
     Section 2.10 Company ESPP. The Company shall take all actions necessary pursuant to the terms of the Company ESPP in order to (i) shorten the offering period under the Company ESPP which includes the date on which the Effective Time occurs (the “Current ESPP Offering”), if applicable, such that the Current ESPP Offering shall terminate on the payroll date immediately prior to the Effective Time (the “New Exercise Date”) and (ii) ensure that no offerings under the Company ESPP commence after the date of this Agreement. On the New Exercise Date, any purchase rights existing under the Company ESPP to acquire Company Common Stock shall be exercised. Conditional upon the Closing, the Company shall terminate the Company ESPP. The Company shall provide notice (in a form reasonably satisfactory to Parent) at least ten (10) days prior to the New Exercise Date to each participant in the Company ESPP describing the treatment of purchase rights under the Company ESPP in accordance with this Section 2.10.
     Section 2.11 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, any Appraisal Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 2.5(a), but instead such holders of Appraisal Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the rights to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to an appraisal of such holder’s Shares under Section 262, then the right of such holder to be paid the fair value of such holder’s Shares under Section 262 shall cease and such Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.5(a), without interest. The Company shall serve prompt notice to Parent of any demands for appraisal of any of the Shares, attempted withdrawals of such demands and any other instruments served pursuant to Section 262 received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise required under the DGCL, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
     Section 2.12 Adjustments to Prevent Dilution. Subject to the restrictions contained in Section 6.1, in the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Offer Price and the Merger Consideration shall be proportionately adjusted to reflect such change.

ARTICLE III
EXCHANGE OF CERTIFICATES
     Section 3.1 Paying Agent. Prior to the Effective Time, Parent shall appoint a paying agent (the “Paying Agent”) to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article III. At or prior to the Effective Time, Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”), payable pursuant to Section 2.5 in exchange for outstanding Shares. Any income from investment of the Exchange Fund, which shall be in accordance with the instructions of Parent, will be payable solely to Parent. Parent shall, or shall cause the Surviving Corporation to, pay all fees and expenses of the Paying Agent.
     Section 3.2 Exchange Procedures.
          (a) As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 2.5: (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.6) and (B) shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify and the Company shall have reasonably approved and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.
          (b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash that such holder has the right to receive pursuant to Section 2.5 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 3.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.
          (c) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.
     Section 3.3 No Further Ownership Transfers. All Merger Consideration paid upon the surrender for exchange of the Certificates representing Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III, subject to applicable Law in the case of Appraisal Shares.
     Section 3.4 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date 365 days after the Effective Time shall be delivered to Parent upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this Article III shall thereafter look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto and only as a general creditor thereof.
     Section 3.5 No Liability. None of Parent, the Surviving Corporation or Merger Sub shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares at such date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law or Order, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
     Section 3.6 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.
     Section 3.7 Withholding of Tax. Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares, Appraisal Shares or Company Stock Options such amount as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is legally required to deduct and withhold with respect to the making of such payment under the Code or any provision of Law relating to Taxes. To the extent that amounts are so withheld by Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Company SEC Reports filed after March 31, 2006, and prior to the date of this Agreement, or as disclosed in the Company Disclosure Schedules, the Company represents and warrants to Parent and Merger Sub as follows:
     Section 4.1 Organization and Good Standing; Charter Documents.
          (a) The Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.
          (b) The copies of the Company Certificate of Incorporation and Company Bylaws that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws.
     Section 4.2 Authority for Agreement.
          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Company Board of Directors) and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger and the adoption of this Agreement and to the extent required by Applicable Law, the Company Stockholder Vote). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

          (b) At a meeting duly called and held, the Company Board of Directors has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company Stockholders, and (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption by the Company Stockholders of this Agreement and the Merger and the other transactions contemplated hereby.
          (c) As of the date of this Agreement, each of the Company and the Company Board of Directors has taken all action required to be taken by it to exempt this Agreement and the other Transaction Documents, and the Offer and the other transactions contemplated hereby and thereby from, and this Agreement and the other Transaction Documents, and the Offer and the other transactions contemplated hereby and thereby are exempt from, the requirements of Section 203 of the DGCL and any and all other Antitakeover Laws.
          (d) As of the date of this Agreement, each of the Company and the Company Board of Directors has taken all action required to be taken by it to cause the provisions of the Rights Plan not to be applicable to this Agreement or the other Transaction Documents or to the Offer or the other transactions contemplated hereby or thereby and to provide for the expiration of the Rights upon the consummation of the Merger.
     Section 4.3 Capitalization.
          (a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock. As of March 31, 2007, 56,794,631 shares of Company Common Stock are issued and outstanding, no shares of preferred stock are issued and outstanding and no shares of Company Common Stock or preferred stock are held in the Company’s treasury. All outstanding Shares are duly authorized and validly issued, fully paid and nonassessable, free of any Encumbrances other than Encumbrances imposed upon the holder thereof by reason of the acts or omissions of such holder, not subject to any preemptive rights or rights of first refusal created by statute, and issued in compliance in all material respects with all applicable federal and state securities Laws.
          (b) As of March 31, 2007, there are outstanding Company Stock Options to purchase 16,683,584 shares of Company Common Stock pursuant to the Company Option Plans and 9,297,720 additional shares of Company Common Stock are authorized and reserved for future issuance pursuant to the Company Option Plans. As of March 31, 2007, 96,282 shares of Company Common Stock were subject to outstanding awards of Director Deferred Shares. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance in all material respects with all applicable federal and state securities Laws. Except as set forth above and other than (i) shares of Company Common Stock issued after March 31, 2007 through the exercise of Company Stock Options outstanding as of March 31, 2007, (ii) the Rights, (iii) rights pursuant to the Company ESPP, (iv) shares of Company Common Stock and Company Stock Options issued after the date of this Agreement in accordance with the provisions of Section 6.1(b)(v) hereof, (v) shares issuable in connection with the Deferred Compensation Plan and (vi) Director

Deferred Shares issued pursuant to agreements that were in place as of March 31, 2007, there are no outstanding (x) shares of capital stock of or other voting securities or ownership interests in the Company or (y) Company Stock Rights. The copies of the Company Option Plans that are filed as exhibits to the Company SEC Reports are complete and correct copies thereof as in effect on the date hereof.
          (c) As of March 31, 2007, the Company has reserved 6,750,000 shares of Company Common Stock for issuance under the Company ESPP.
          (d) As of March 31, 2007, 130,000 shares of Company Common Stock are subject to a repurchase option or forfeiture in favor of the Company that lapses over a vesting period related to the holder’s period of employment.
          (e) There are no rights of first refusal, co-sale rights or registration rights granted by and binding upon the Company with respect to the Company’s capital stock and in effect as of the date hereof. Except as set forth above, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or to pay any dividend or make any other distribution in respect thereof. As of the date hereof, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.
     Section 4.4 Company Subsidiaries. A true and complete list of all the Subsidiaries of the Company is set forth on Section 4.4 of the Company Disclosure Schedules. The Company is the owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances. Except as set forth on Section 4.4 of the Company Disclosure Schedules, there are no outstanding Subsidiary Stock Rights.
     Section 4.5 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the adoption of this Agreement by the Company Stockholder Vote, if required by Applicable Law) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its

Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.
          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, any Antitrust Law, the Exon-Florio Amendment to the Defense Production Act of 1950 (“Exon-Florio”) and the filing and recordation of the Certificate of Merger, as required by the DGCL.
     Section 4.6 Compliance. The Company and its Subsidiaries hold all Company Permits and are in compliance with the terms of such Company Permits, except where the failure to hold or be in compliance with such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted in violation of any Law or Order, except for violations that would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.6 of the Company Disclosure Schedules, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of the Company, threatened.
     Section 4.7 Litigation.
          (a) There is no claim, suit, action, proceeding, investigation or arbitration pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or their respective directors or officers in their capacities as such, other than as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth on Section 4.7 of the Company Disclosure Schedules.
          (b) There is no Order outstanding against the Company or any of its Subsidiaries or their respective businesses that (i) would reasonably be expected to have the effect of materially restricting or materially impairing any current or future business practice of, or acquisition of property by, the Company or any of its Subsidiaries or Affiliates or (ii) would reasonably be expected to have a Company Material Adverse Effect.
     Section 4.8 Company SEC Reports; Financial Statements.
          (a) Except as set forth on Section 4.8(a) of the Company Disclosure Schedules, the Company has timely filed all Company SEC Reports required to be filed with the SEC on or prior to the date hereof. Each Company SEC Report has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, and the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.
          (b) The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements. All of the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).
          (c) Except as disclosed in the Company 10-K or as set forth on Section 4.8(c) of the Company Disclosure Schedules, as of the date hereof the Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Except as disclosed in the Company 10-K or as set forth on Section 4.8(c) of the Company Disclosure Schedules, as of the date hereof the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known on a timely basis to the chief executive officer and the chief financial officer of the Company by others within those entities.
          (d) Except as disclosed in the Company Disclosure Schedules, there are no Liabilities of the Company or any of its Subsidiaries of any kind other than:
               (i) Liabilities disclosed in the consolidated balance sheet of the Company dated December 31, 2006 (including the notes thereto) or in the Company SEC Reports filed prior to the date of this Agreement;
               (ii) Transaction Expenses and other Liabilities incurred on behalf of the Company under this Agreement;
               (iii) Liabilities under any Company Material Contract (other than Liabilities arising from breach thereof);
               (iv) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2006 that would not reasonably be expected to have a Company Material Adverse Effect; and
               (v) Liabilities not required by GAAP to be set forth or reserved on a consolidated balance sheet of the Company or in the notes thereto.

     Section 4.9 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports, since March 31, 2006 through to the date of this Agreement, and except as specifically contemplated by, or as disclosed in, this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been, with respect to the Company and its Subsidiaries, (i) any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of any of Sections 6.1(b)(i)-(iv), (vii)-(x), (xii)-(xiv) or (xvii)(A), (ii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (iii) any material labor dispute, other than routine individual grievances, or, to the Knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at March 31, 2006, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees or (iv) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 4.10 Taxes.
          (a) The Company and each of its Subsidiaries has filed by the applicable deadlines (taking into account any extensions) with the appropriate Governmental Entities all Tax Returns that are required to have been filed by it. All such Tax Returns were correct and complete in all material respects. Except as set forth on Section 4.10(a) of the Company Disclosure Schedules, all material Taxes required to have been paid by the Company and each of its Subsidiaries (whether or not shown on such Tax Returns) have been paid or are either currently being disputed by appropriate proceedings described in Section 4.10(c) or are reserved for in the most recently filed Company Financial Statements. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any unfiled Tax Return. No claim has been made in writing by a Governmental Entity in a jurisdiction where the Company or its Subsidiaries do not currently file Tax Returns that any such company is subject to taxation by that jurisdiction. There are no security interests or other liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to timely pay any Tax.
          (b) The Company and its Subsidiaries have withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid by the Company or its Subsidiaries in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other Third Party.
          (c) Except as set forth on Section 4.10(c) of the Company Disclosure Schedules, there are no claims, audits, actions, suits, proceedings or investigations presently pending with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Return of which the Company or its Subsidiaries has received written notice, or of which the Company otherwise has Knowledge, none of the Company or its Subsidiaries has received written notice of any threatened audits or investigations relating to any Tax or Tax Return of the

Company or its Subsidiaries and do not otherwise have any Knowledge of any material threatened audits or investigations relating to any Tax or Tax Return of the Company or its Subsidiaries.
          (d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of assessment or collection of Taxes or agreed to, or requested, any extension of time for assessment or collection of any Tax, which waiver or extension is currently effective.
          (e) The Company has made available to Parent complete and accurate copies of (i) all material Tax Returns filed by the Company and any of its Subsidiaries with a Governmental Entity on or prior to the date hereof for taxable periods beginning on or after January 1, 2002; (ii) all written rulings from, and written agreements with, any Governmental Entity relating to Taxes of the Company or its Subsidiaries that would have continuing effect in the determination of Tax for a taxable period for which a Tax Return has not yet been filed by the Company or its Subsidiaries; (iii) all elections relating to Taxes of the Company or any of its Subsidiaries that have been filed with any Governmental Entity (other than elections which are included in or apparent from the Tax Returns referred to in (i) above) that would have continuing effect in the determination of Tax for any taxable period for which a Tax Return has not yet been filed by the Company or its Subsidiaries.
          (f) Except as set forth on Section 4.10(f) of the Company Disclosure Schedules, there are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party the principal purpose of which is or was the allocation of Tax Liabilities computed on a consolidated, combined, unitary or similar basis among entities that have or will be required to compute their Tax Liability by filing Tax Returns on such a basis other than agreements solely among the Company and its Subsidiaries.
          (g) None of the Company or its Subsidiaries is or has been a member of an affiliated group (within the meaning of section 1504(a) of the Code) or similar group of entities with which the Company or any of its Subsidiaries joined, or was or may be required to join, for any taxable period through the date hereof in making a consolidated federal income Tax Return or other Tax Return in which Tax Liability was or would be computed on a consolidated, combined, unitary or similar basis, and which would cause the Company or its Subsidiaries to be liable for Taxes of another Person pursuant to Treasury Regulations Section 1.1502-6(a) or any similar provision of Law, other than such a group of entities including only the Company, its Subsidiaries, and predecessors thereof.
          (h) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355) since January 1, 2002.
          (i) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (j) Neither the Company nor any of its Subsidiaries has constituted either an “expatriated entity” within the meaning of Section 7874(a)(2)(A) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.
          (k) Neither the Company nor any of its Subsidiaries has agreed, or is it required, to make any adjustment to income pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party, and no Governmental Entity has proposed any such change in accounting method in writing or, to the Knowledge of the Company, otherwise proposed any material change in accounting method, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting method that relates to the business or assets of the Company or any of its Subsidiaries that would require such an adjustment.
          (l) None of the Company or its Subsidiaries has been a beneficiary of or participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that was, is, or, to the Knowledge of the Company, will ever be, required to be disclosed under Treasury Regulations Section 1.6011-4. No Tax Return filed by or on behalf of the Company or its Subsidiaries has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law).
          (m) Except as described in Section 4.10(m) of the Company Disclosure Schedules, the Company and its Subsidiaries have not made any payments or provided any benefits, are not obligated to make any payments or provide any benefits, and are not a party to any contract, agreement, plan or arrangement requiring it to make any payments or provide any benefits to any person that would, either alone or in combination with another event, be a parachute payment (within the meaning of Section 280G of the Code) as a result of any event connected with the acquisition of the Company by Parent contemplated by this Agreement.
          (n) None of the Company or its Subsidiaries (i) is a party to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for U.S. federal income Tax purposes or (ii) owns any interest in an entity that either is treated as an entity disregarded as separate from its owner for federal Tax purposes or is an entity as to which an election pursuant to Treasury Regulations Section 301.7701-3 has been made.
          (o) Schedule 4.10(o) contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files income Tax Returns.
     Section 4.11 Title to Personal Properties; No Real Property. Each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its tangible personal properties and assets reflected in the Company 10-K or acquired after March 31, 2006 (other than assets disposed of since March 31, 2006 in the ordinary course of business consistent with past practice), in each case free and clear of all Encumbrances, except for Encumbrances that secure indebtedness and that are properly reflected in the Company 10-K and Encumbrances that can be removed for a cost of less than $50,000. The tangible personal property and assets of the Company and its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are operated in accordance with all applicable licenses, permits, consents and governmental authorizations, and are usable in the regular and ordinary course of business, except as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries either owns, or has valid leasehold interests in, all tangible personal properties and assets used by it in the conduct of its business, except where the absence of such ownership or leasehold interest would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets (other than the sale of the Company’s products in the ordinary course of business) with an individual value in excess of $50,000 or an aggregate value in excess of $100,000. Neither the Company nor any of its Subsidiaries owns any real property.
     Section 4.12 Officers, Directors, Employees and Affiliates.
          (a) Except as disclosed in the Company SEC Reports filed since March 31, 2006 and prior to the date hereof or as set forth on Section 4.12(a) of the Company Disclosure Schedules, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any Employment Agreement and (ii) except as otherwise contemplated by Section 2.8, Section 2.9 and Section 2.10, no severance or other payment will become due or benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment.
          (b) Except for compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries, no director, officer or other Affiliate or Associate of the Company or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or Associate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Persons) is currently a party to or has any interest in (i) any partnership, joint venture, contract, arrangement or understanding with, or relating to, the business or operations of the Company or its Subsidiaries, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or its Subsidiaries or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company or its Subsidiaries.
     Section 4.13 Employee Benefit Plans.
          (a) Section 4.13(a) of the Company Disclosure Schedules sets forth a true and complete list of each Company Benefit Plan.
          (b) In respect of each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents or written agreement thereof, and all amendments thereto and all related trust or other funding vehicles or insurance policies with respect to each such Company Benefit Plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments) and financial statements for the past three (3) plan years; and (iv) the most recent IRS determination or opinion letter.
          (c) Neither the Company nor any entity treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code maintains, contributes to or is required to maintain or contribute to, or has in the past six years maintained or contributed to, or been required to maintain or contribute to, or had any liability in respect of, any Employee Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than, at the sole expense of the employee or former employee, as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law).
          (d) The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination or opinion letters from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to adversely affect such determination or opinion.
          (e) Except as set forth on Section 4.13(e) of the Company Disclosure Schedules, the Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and Applicable Law.
          (f) There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings of the IRS, the United States Department of Labor or any other Governmental Entity pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company or its Subsidiaries as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof, and no facts or circumstances exist that could give rise to any such suits, actions, disputes, claims, arbitrations or proceedings, which would reasonably be expected to have a Company Material Adverse Effect.
          (g) Section 4.13(g)(i) of the Company Disclosure Schedules lists each Company Benefit Plan that is subject to any law or applicable custom of any jurisdiction outside of the United States (each, an “International Plan”). Each International Plan has been maintained in material compliance with its terms and with the requirements prescribed by Applicable Law (including any special provisions relating to qualified plans where such International Plan was intended to so qualify) and has been maintained in good standing with the applicable regulatory authorities. Except as set forth in Section 4.13(g)(ii) of the Company Disclosure Schedule, according to the actuarial assumptions and valuations most recently used for the purpose of funding each International Plan (or, if the same has no such assumptions and valuations or is unfunded or is not subject to statutory funding requirements, according to the actuarial assumptions and valuations prescribed by applicable local accounting standards and principles), as of December 31, 2006, the total amount or value of the funds available under such International Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which the Company or any of its Subsidiaries has or would have after the Effective Time any obligation.
          (h) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Company Benefit Plan that is covered by Title I of ERISA, which transaction has or will cause the Company or any of its Subsidiaries to incur any material liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption.
          (i) Neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in WARN); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar Law that could result in a material liability to the Company and its Subsidiaries, taken as a whole.
          (j) No Company Benefit Plan (i) would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(m) of the Code or (ii) would reasonably be expected to cause any participant therein to incur additional taxes or interest under Section 409A of the Code or any regulations or IRS guidance promulgated thereunder (including with respect to any stock option that has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such option was granted).
          (k) All contributions and payments accrued under each Company Benefit Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company’s Financial Statements.
          (l) On or prior to the date hereof, the Compensation Committee of the Company Board of Directors (the “Compensation Committee”) has (i) approved each agreement set forth in Section 4.13(l) of the Company Disclosure Schedules (each, a “Company Compensation Arrangement”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, and (ii) taken all other action necessary to satisfy the requirements of the non-exclusive safe harbor with respect to such Company Compensation Arrangements in accordance to Rule 14d-10(d)(3) under the Exchange Act (the approvals and actions referred to in clauses (i) and (ii) above, the “Company Compensation Approvals”). The Company Board has determined that each of the members of the Compensation Committee is an “independent director” as defined in the Nasdaq Marketplace Rules.

     Section 4.14 Labor Relations.
          (a) Except as set forth on Section 4.14(a) of the Company Disclosure Schedules, the Company and its Subsidiaries are in compliance with all applicable Laws and Orders governing or concerning conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including the Labor Laws, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.
          (b) Except as set forth on Section 4.14(b) of the Company Disclosure Schedules, the employees of the Company and its Subsidiaries have not been, and currently are not, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including the NLRB, or certified or voluntarily recognized by any other Governmental Entity and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Company or its Subsidiaries. There has not been, nor is there existent or, to the Knowledge of the Company, threatened, any material strike, slowdown, picketing or work stoppage by the employees of the Company or its Subsidiaries. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the NLRB or any foreign equivalent.
          (c) Except as set forth on Section 4.14(c) of the Company Disclosure Schedules, no claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding Taxes, penalties, overtime or other compensation, benefits, child labor or record-keeping violations has been filed and is pending or, to the Knowledge of the Company, is threatened under the FLSA, the Davis-Bacon Act, the Walsh-Healey Act or the Service Contract Act, or any other Law. No discrimination, illegal harassment and/or retaliation claim, complaint, charge or investigation has been filed and is pending or, to the Knowledge of the Company, is threatened against the Company or any Subsidiary of the Company under the 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal Law or comparable state fair employment practices act or foreign Law, including any provincial Law regulating discrimination in the workplace. No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company or any of its Subsidiaries and their respective employees has been filed and is pending or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries under any applicable Law.
     Section 4.15 Contracts and Commitments.
          (a) Except as disclosed in the Company SEC Reports filed since March 31, 2006 and prior to the date hereof or as otherwise listed on Section 4.15 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to, is bound or affected by, or receives any benefits under, any agreement, contract or legally binding understanding, whether oral or written: (i) providing for (A) aggregate noncontingent unpaid payments by or to the Company or any of its Subsidiaries in excess of $100,000 or (B) potential unpaid payments by or to the Company or any of its Subsidiaries reasonably expected to exceed $500,000 during the current term thereof, in each case other than an Excluded Contract; (ii) limiting the freedom of the Company to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography; (iii) any agreement (A) that after the Effective Time would, to the Company’s Knowledge, have the effect of limiting in any material respect the freedom of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, (B) pursuant to which the Company or any of its Subsidiaries has granted pricing to a Third Party on a “most favored nation” or similar basis or (C) pursuant to which the Company or any of its Subsidiaries has agreed to deal with a Third Party on an exclusive basis; (iv) providing for any joint venture, partnership or similar arrangement; (v) relating to the borrowing of money or the guarantee of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business); (vi) containing severance or termination pay Liabilities related to termination of employment; (vii) related to product supply, manufacturing, distribution or development, or the license of Company Intellectual Property to or from the Company or its Subsidiaries (except for nonexclusive software licenses granted to end-user customers, value added resellers, OEMs, integrators and distributors in the ordinary course of business (“Excluded Contracts”), or standard licenses purchased by the Company or its Subsidiaries for off-the-shelf software and except for licenses in which either the aggregate noncontingent payments to or by the Company are not in excess of $100,000 or the potential payment to or by the Company is not expected to exceed $500,000 during any term thereof); or (viii) otherwise required to be filed as an exhibit to an Annual Report on Form 10-K, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act. Each contract of the type described in the immediately preceding sentence is referred to herein as a “Company Material Contract.” The Company has heretofore made available to Parent a complete and correct copy of each Company Material Contract, including any amendments or modifications thereto.
          (b) Each Company Material Contract is valid and binding on the Company or any Subsidiaries of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and the Company and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there has been no, and the Company has not received notice of any, violation or default under (or any condition that with the passage of time or the giving of notice, or both, would cause such a violation of or default under) any Company Material Contract or any other agreement or contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect.
          (c) Except as specified on Sections 4.15(c)(i-iii) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to, is bound or affected by, or receives any benefits under, any agreement, contract or legally binding understanding, whether oral or written, (i) containing any “security ready” provision pursuant to Section 52.204-2 of the Federal Acquisition Regulations or any similar provision that, in the absence of a post-closing proxy, voting trust or similar arrangement, would result in any breach or default by the Company or any of its Subsidiaries, (ii) pursuant to which notice to any defense or intelligence agency of the United States of America is required under the terms of the contract with such agency in connection with the Offer, the Merger or the other transactions contemplated by this Agreement or (iii) directly as a prime contractor or to its Knowledge, indirectly as a subcontractor, with any defense or intelligence agency of the United States of America (the “Specified Contracts”). Section 4.15(c)(iv) of the Company Disclosure Schedules lists each Specified Contract and, (x) to the extent legally permissible, the general subject matter thereof, (y) the current annual revenues generated by each Specified Contract and (z) any express prohibition set forth in the contract that precludes the Company from terminating such Contract.
     Section 4.16 Intellectual Property.
          (a) To the Knowledge of the Company, the Company or each of its Subsidiaries owns, or is licensed under, or otherwise possesses sufficient rights under, the Intellectual Property necessary to conduct the business of the Company or its Subsidiaries as currently conducted.
          (b) Section 4.16(b) of the Company Disclosure Schedules sets forth a true and complete list of (i) all patents and pending patent applications and all registered and material unregistered trademarks, trade names and service marks, and all registered copyrights, and domain names included in the Company Intellectual Property (the “Registered Company Intellectual Property”), including, to the extent applicable, the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements to which the Company or any Subsidiary of the Company is a party and pursuant to which any person is authorized to use or has an option to obtain the right to use any material Company Intellectual Property other than in the ordinary course of business, and (iii) all material licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any material Intellectual Property of any Third Party (other than standard-form end user license agreements for commercial off-the-shelf software with an acquisition cost of less than $50,000 per license or that constitutes enterprise-wide license agreements for standard desktop software). Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Third Party, is in violation of any license, sublicense or agreement described in Section 4.16(b) of the Company Disclosure Schedules except where any such violation would not have a Company Material Adverse Effect. Except as otherwise described in Section 4.16(b) of the Company Disclosure Schedules, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (A) cause the Company or any of its Subsidiaries to be in material violation or material default under any such license, sublicense or agreement, (B) result in the termination or modification of any such license, sublicense or agreement, or entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, (C) entitle any Third Party to claim any right to use or practice under any Merger Sub’s, Parent’s or any of their respective Affiliates’ Intellectual Property rights or (D) materially alter, encumber or impair any Company Intellectual Property or Intellectual Property licensed to the Company. To the Knowledge of the Company, the Company is the owner of all right, title and interest in and to the Company Intellectual Property and, subject to any non-exclusive license agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries licenses others to use any such Company Intellectual Property (all of which have been entered into in the normal course of business), has sole and exclusive rights to the use thereof or the material covered thereby in connection with the services or products in respect of which such Company Intellectual Property is being used by the Company or any of its Subsidiaries.
          (c) To the Knowledge of the Company, there is no material unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights by any Third Party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Company Intellectual Property, other than indemnification obligations arising under or in connection with purchase orders or agreements entered into in the ordinary course of business for the sale, license or distribution of any Company Intellectual Property or products containing or produced under Company Intellectual Property.
          (d) Except as set forth on Section 4.16(d) of the Company Disclosure Schedules: (i) to the Knowledge of the Company, all Registered Company Intellectual Property is valid and existing and (ii) there is no assertion or claim pending challenging the validity of any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding that involves a claim of infringement by the Company or any of its Subsidiaries of any Intellectual Property of any Third Party nor, to the Knowledge of the Company, is any such suit, action or proceeding being threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, (i) neither the Company nor any Subsidiary has infringed or misappropriated any Intellectual Property of any Third Party in any material respect and (ii) neither the conduct of the business of the Company and each of its Subsidiaries as currently conducted nor the development, manufacture, sale, licensing or use of any of the products of the Company or any of its Subsidiaries as now developed, manufactured, sold, licensed or used infringes in any material respect on any Intellectual Property of any Third Party. No Third Party has notified the Company that it is challenging the ownership by the Company or any of its Subsidiaries, or the validity of, any of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries is bringing any action, suit or proceeding for infringement of the Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any Third Party. There are no pending or threatened interference, re-examinations, or oppositions involving any patents or patent applications of the Company or any of its Subsidiaries, except such as may have been commenced by the Company or any of its Subsidiaries in their reasonable judgment.
          (e) The Company or its Subsidiaries have, in the ordinary course of business, taken commercially reasonable steps, in accordance with normal industry practice, to protect and preserve the confidentiality of all material confidential information of the Company or its Subsidiaries. Except as would not result in or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each employee, consultant and independent contractor of the Company and its Subsidiaries has executed a proprietary information and confidentiality agreement substantially in the Company’s standard forms, which forms have been made available to Parent. None of the Intellectual Property of the Company or any Subsidiary that is material to the business or operations of the Company and its Subsidiaries and the value of which to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of the Company or any Subsidiary who are bound by written confidentiality agreements.
          (f) No government funding, facilities of a university, college, other educational institution or research center was used in the development of any Intellectual Property owned by the Company.
          (g) No party other than the Company or its Subsidiaries possesses any current or contingent rights to any source code that is part of the Intellectual Property owned by the Company other than in connection with any software escrow arrangement entered into between the Company and its customers in the ordinary course of business pursuant to a written agreement, in the form of or substantially similar to the Company’s standard form of software escrow agreement as previously furnished to Parent.
          (h) None of the software included in the Company Intellectual Property or distributed by the Company or any of its Subsidiaries contains any software code that is licensed under any terms or conditions and used in a manner that requires that such software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable by a licensee at no charge.
          (i) To the Knowledge of the Company, none of the software included in the Company Intellectual Property contains any virus, worm, Trojan Horse, bomb, backdoor, clock, timer, or other similar code, feature, design or routine which (i) other than in connection with time-limited evaluation licenses for Company products, can cause such software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any Person, (ii) permits any unauthorized Person to access such software in any manner not generally advertised or set forth in its user specifications, or (iii) other than in connection with time-limited evaluation licenses for Company products, would prevent such software from performing substantially in accordance with its user specifications.
     Section 4.17 Insurance Policies. The Company and its Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. All insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years.

     Section 4.18 Brokers; Expenses.
          (a) No broker, finder or investment banker (other than the Company Financial Advisor, a true and complete copy of whose engagement letter has been made available to Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.
          (b) Section 4.18(b) of the Company Disclosure Schedules sets forth the Company’s good faith estimate (based on the facts and information reasonably available to the Company as of the date of this Agreement) of all Transaction Expenses that the Company has incurred from January 1, 2007 through March 31, 2007.
     Section 4.19 Company Financial Advisor Opinion. The Company Board of Directos has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, the consideration to be received in the Offer and the Merger by the holders (other than Parent and its Affiliates) of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders.
     Section 4.20 Disclosure Documents.
          (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company Stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the Proxy Statement, if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.
          (b) (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to the Company Stockholders and at the time the Company Stockholders vote on adoption of this Agreement and (ii) any Company Disclosure Document (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the Company Stockholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any Company Disclosure Document.

          (c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact required to be stated therein or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     Section 4.21 Environmental Matters.
          (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
               (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Company, is threatened by any Governmental Entity or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law;
               (ii) the Company and its Subsidiaries are and have been in compliance in all material respects with all Environmental Laws and all Environmental Permits; and
               (iii) there are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.
          (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent at least five Business Days prior to the date hereof.
          (c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property in New Jersey or Connecticut.
          (d) For purposes of this Section 4.21, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.
          (e) This Section sets forth the sole representations and warranties of the Company with respect to environmental matters, including without limitation all matters arising under Environmental Laws and Environmental Permits.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub represent and warrant to the Company as follows:
     Section 5.1 Organization and Good Standing. Parent is a stock corporation (Aktiengesellschaft) duly registered with the Commercial Register in Darmstadt, Germany, and is validly existing under the laws of Germany. Merger Sub (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Parent Material Adverse Effect.
     Section 5.2 Authority for Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by (a) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.
     Section 5.3 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s organizational or charter documents, or the equivalent charter documents of Merger Sub, (ii) conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result

(immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any material property or asset of Parent or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect or restrict, delay or otherwise prohibit or interfere with the consummation of the Offer or the Merger.
          (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or “blue sky” laws, any Antitrust Law, Exon-Florio and the filing and recordation of the Certificate of Merger, as required by the DGCL.
     Section 5.4 Litigation. There are no suits, actions or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a Parent Material Adverse Effect.
     Section 5.5 Financing. Section 5.5 of the Parent’s Disclosure Schedules sets forth a true, accurate and complete copy of an executed commitment letter (as the same may be amended or replaced in accordance with Section 6.11, the “Commitment Letter”) from Commerzbank Aktiengesellschaft (as the same may be substituted or replaced in accordance with Section 6.11, the “Lender”), pursuant to which, and subject to the terms and conditions thereof, the Lender has committed to lend the amount set forth therein to Parent and Merger Sub for the purpose of funding the transactions contemplated by this Agreement (the “Financing”). The Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of the Lender. Except as permitted by Section 6.11 as to matters occurring after the date hereof, the Commitment Letter has not been amended, modified, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Commitment Letter. Neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of the closing to be satisfied by it contained in the Commitment Letter. Parent or Merger Sub has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid on or before the date of this Agreement. The Financing is sufficient to pay the aggregate consideration to be paid in the Offer and the Merger and the aggregate Option Consideration, to allow Parent and Merger Sub to perform all of their other obligations under this Agreement and to consummate all the transactions contemplated by this Agreement and pay all fees and expenses to be paid by Parent or Merger Sub related to the transactions contemplated by this Agreement. There are no contractual contingencies, side letters or similar arrangements under any agreement relating to the transactions contemplated by this Agreement to which Parent, Merger Sub or any of their

Affiliates is a party that would permit the Lender to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the Financing.
     Section 5.6 Brokers. Except for Arma Partners, whose fees will be borne by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable.
     Section 5.7 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has engaged in no business other than in connection with the transactions contemplated by this Agreement.
     Section 5.8 Ownership of Shares. During the period three (3) years prior to the date hereof (other than by reason of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby), neither Parent nor any of its Subsidiaries, including Merger Sub, was an “interested stockholder” of the Company as such term is defined in Section 203 of the DGCL.
     Section 5.9 Disclosure Documents.
          (a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to the Company Stockholders and at the Company Stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.
          (b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Merger Sub shall occur which is required to be described in any Company Disclosure Document, Parent shall promptly disclose such event to the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in the Schedule TO or any other Offer Document.

ARTICLE VI
COVENANTS
     Section 6.1 Conduct of Business by the Company Pending the Merger.
          (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing (and except as set forth on Section 6.1 of the Company Disclosure Schedules or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries to (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 6.1(b) or elsewhere in this Agreement, conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice and (iii) use commercially reasonable efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and key employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors and other Persons with which the Company or any of its Subsidiaries has business relations.
          (b) Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, as set forth on the applicable subsection of Section 6.1(b) of the Company Disclosure Schedules or with the prior written approval of Parent):
               (i) cause or permit any amendments to the Company Certificate of Incorporation, the Company Bylaws or other governing documents, or equivalent organizational documents of the Company’s Subsidiaries;
               (ii) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock;
               (iii) adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its Subsidiaries;
               (iv) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its Subsidiaries’ capital stock or any Company Stock Rights or Subsidiary Stock Rights, except pursuant to restricted stock award agreements outstanding on the date hereof or permitted to be entered into after the date hereof under clauses (v)(A), (B) or (C) of this Section 6.1(b);
               (v) issue, deliver or sell, pledge, encumber or amend any term of any shares of its or its Subsidiaries’ capital stock or any Company Stock Rights, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or distribution of Director Deferred Shares, (B) pursuant to the Company ESPP or (C) the issuance of Company Stock Options pursuant to, and in amounts no greater than those specified in, any offer letters outstanding as of the date of this Agreement;
               (vi) (A) knowingly take any action that is reasonably likely to make any representation or warranty of the Company hereunder, or omit to take any action necessary to prevent any representation or warranty hereunder from being, inaccurate in any material respect at, or as of any time before, the Effective Time or (B) take any action that would reasonably be expected to materially impair the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement in accordance with the terms hereof or materially delay the consummation of the Merger;
               (vii) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, other than indebtedness of the Company’s Subsidiaries to the Company or any of its wholly-owned Subsidiaries and short-term borrowings under existing lines of credit (or under any refinancing of such existing lines) incurred in the ordinary course of business consistent with prior practice or assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other Person, or enter into any arrangement having the economic effect of any of the foregoing;
               (viii) make any loans, advances or capital contributions to or investments in any other Person, other than (A) by the Company or any of its Subsidiaries to or in the Company or any of its Subsidiaries, or (B) loans, advances, capital contributions or investments made in the ordinary course of business consistent with prior practice that are not, individually or in the aggregate, in an amount greater than $250,000;
               (ix) merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
               (x) change its accounting methods, principles or practices, except as required by GAAP or applicable Laws;
               (xi) (A) increase the amount of compensation, bonus or other benefits payable to any current or former director, officer or employee of the Company or its Subsidiaries, (B) grant any severance or termination pay or benefits (or increase the amount of such pay or benefits, or extend the notice periods for termination) to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, except (1) any such grants that the Company is required to make pursuant to any agreement in effect as of the date hereof and disclosed on Section 6.1(b)(xi) of the Company Disclosure Schedule or (2) pursuant to clauses (G) or (H) below, (C) establish, pay, agree to grant or increase any special bonus, stay bonus, retention bonus or any similar benefit under any plan, agreement, award or arrangement, (D) (1) prior to July 1, 2007, hire any employee at an aggregate annual rate of base compensation of more than $175,000; provided, that Parent shall respond to any request by the Company for consent to an exception to this Section 6.1(b)(xi)(D)(1) promptly, and in any event within three Business Days after receiving a written request for consent thereto or (2) after July 1, 2007, hire any employee other than in the ordinary course of business consistent with the Company’s fiscal 2008 operating plan set forth in Section 6.1(b)(xi) of the Company Disclosure Schedule (the “Operating Plan”), after first consulting in good faith with Parent, (E) enter into any new employment, severance, change in control, Tax gross-up, deferred compensation or other similar agreement or arrangement (or amend any such existing agreement), except as set forth on Section 6.1(b)(xi) of the Company Disclosure Schedule and other than the Company’s standard form offer letters with new hires the hiring of whom is otherwise consistent with this Section 6.1(b), (F) except as required by Applicable Law, enter into or amend in any material respect any collective bargaining agreement or other contract or understanding with any labor union or organization, (G) except as required by Applicable Law or as the Company deems necessary or appropriate to avoid adverse Tax consequences to itself or its current or former directors, officers, or employees, establish, adopt, amend or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it had been in existence as of the date of this Agreement or (H) except as the Company deems necessary or appropriate to avoid adverse Tax consequences to itself or its current or former directors, officers, employees or independent contractors, enter into or amend in any material respect any agreement, contract or arrangement with any such individual or commit to provide any material payment or any material benefit to any such individual (with “material” for the purposes of this clause (H) meaning material in relation to such agreement, contract or arrangement); provided, however, that in the case of clauses (G) and (H), the Company shall not take any action to avoid such adverse Tax consequences that would result in more than a de minimis increase in the costs to Parent of the transactions contemplated by this Agreement or that would result in a more than de minimis diminution of the benefits that would reasonably be expected to accrue to Parent from the Merger or the consummation of the transactions contemplated hereby;
               (xii) sell, license, mortgage, transfer, lease, pledge or otherwise subject to any Encumbrance or otherwise dispose of any material properties or assets (including stock or other ownership interests of its Subsidiaries), other than in the ordinary course of business consistent with prior practice;
               (xiii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any asset, security, property, interest or business, other than the acquisition of assets or properties used in the operations of the Company’s and its Subsidiaries’ business in the ordinary course of business consistent with past practice;
               (xiv) enter into any material joint venture, partnership or similar arrangement;
               (xv) make or change any material Tax election not consistent with prior practice, settle or compromise any material income Tax claim, audit or assessment, enter into any closing agreement, surrender any right to claim a material Tax refund, offset or other reduction in Tax Liability, fail to file any material Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects;
               (xvi) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith in excess of $750,000 per three-month period; provided that after July 1, 2007, no such consent shall be required if such capital expenditures are in amounts that do not exceed the amounts contemplated in the Operating Plan (after good faith consultation with Parent);

               (xvii) (A) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (B) enter into, amend in any material respect, modify in any material respect or terminate any Company Material Contract or any license to or from any Person with respect to any material Intellectual Property (other than (i) entering into nonexclusive licenses of Company products or generally commercially available off-the-shelf software licenses, in each case in the ordinary course of business and (ii) after July 1, 2007, other than as consistent with the Operating Plan (after good faith consultation with Parent)), or (C) otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries; provided, that Parent shall respond promptly, and in any event within three (3) Business Days, after receiving a written request by the Company for consent to an exception to Section 6.1(b)(xvii)(B);
               (xviii) transfer or license to any Person or otherwise extend, amend or modify any rights to any material Company Intellectual Property, other than in the ordinary course of business consistent with past practice or pursuant to any contract or agreement of the Company that has been disclosed in writing to Parent prior to the date of this Agreement;
               (xix) initiate, settle or agree to settle, (i) any material Proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any Proceeding that relates to the transactions contemplated hereby;
               (xx) other than as expressly permitted by Section 6.6, take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated by this Agreement; or
               (xxi) agree, resolve or commit to take any of the actions described in this Section 6.1(b).
     Section 6.2 Access to Information and Employees. Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel and other Representatives of Parent, reasonable access at normal business hours, during the period prior to the Effective Time, to all of their properties, books, Company Material Contracts, commitments and records. The Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning their business, properties and personnel as Parent may reasonably request, and shall make available to Parent the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the business, properties and personnel of the Company and the Subsidiaries of the Company as Parent may reasonably request. Parent shall keep all information obtained pursuant to this Section 6.2 confidential in accordance with the terms of the Confidentiality Agreement between Parent and the Company. Notwithstanding the foregoing, neither Parent nor any of its Representatives shall (i) contact or have any discussions with any of the employees, agents or representatives of the Company or any Subsidiary, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed; (ii) contact or have any discussions with any of the landlords/sublandlords, customers, suppliers or licensees or franchisees of the Company or its Subsidiaries, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld; or (iii) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without the Company’s prior written consent, which shall not be unreasonably withheld. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three Business Days’ prior written notice thereof, setting forth the inspection or materials that Parent or its Representatives intend to conduct. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any Subsidiary of the Company shall be required to provide access to any information, property or personnel if (X) the Company believes in good faith that such access is subject to any confidentiality obligations or would be reasonably likely to jeopardize the Company’s attorney-client, work product or similar legal privilege; (Y) any applicable Law (including U.S. and international antitrust or competition laws) requires the Company to restrict or prohibit access to any such information, properties or personnel; or (Z) such access would materially and unreasonably disrupt the businesses and operations of the Company.
     Section 6.3 Reasonable Efforts; Notification.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper or advisable registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any Governmental Entity (including, without limitation, under the HSR Act and Exon-Florio); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental Third Parties; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.
          (b) Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and any other required submissions under the HSR Act which the Company or Parent determines should be made, in each case with respect to the Merger and the transactions contemplated hereby, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; (ii) each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to (A)

submit a draft of a joint Exon-Florio notification to the Committee on Foreign Investment in the United States (“CFIUS”) no later than one (1) Business Day following the date hereof, (B) submit a joint Exon-Florio notification to CFIUS as soon as practicable, but in any event no later than ten (10) Business Days, following the date hereof and (C) make any other submissions under Exon-Florio that are required to be made or which the Company and Parent mutually agree should be made as soon as practicable following the date hereof, in each case, in connection with this Agreement and the transactions contemplated hereby; and (iii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.
          (c) The Company, Parent, and Merger Sub shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company, Parent, and Merger Sub shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law (including all information required to be included in the Offer Documents and the Company Disclosure Documents) in connection with the transactions contemplated by this Agreement. Each party hereto shall (i) give the other parties hereto prompt notice upon obtaining Knowledge of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties hereto reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding, and (iii) promptly inform the other parties hereto of any material communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, any foreign competition authority or any other Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any party hereto, including reasonable access to any materials submitted pursuant to any Second Request or in connection with any other proceedings under or relating to any Antitrust Law. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this section as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. In addition, except as may be prohibited by any Governmental Entity or by any Law, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or telephone conference with representatives of any Governmental Entity relating to any such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such request, inquiry, investigation, action or proceeding.
          (d) Without limiting any other obligations of Parent hereunder, Parent shall agree to the acceptance of any reasonable restrictions imposed by any Governmental Entity as a result of the CFIUS review on the business or operations of the Company or its subsidiaries or the control thereof by Parent (“Reasonable Restrictions”); provided, however, that under no circumstances shall any of the restrictions set forth in of the Section 6.3(d) Company Disclosure Schedules be deemed to be “Reasonable Restrictions”. Except for the obligation to accept Reasonable Restrictions as set forth in the immediately preceding sentence, nothing in this Agreement shall, as a result of the CFIUS review, require Parent or any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries without the prior written consent of Parent agree or offer to: (i) effect any divestiture of, or hold separate (including by establishing a trust or otherwise), or agree to restrict its ownership or operation of, any business or assets of the Company or its Subsidiaries or of Parent or its Subsidiaries, or to enter into any settlement or consent decree, or agree to any undertaking, with respect to any business or assets of the Company or its Subsidiaries or of Parent or its Subsidiaries, (ii) enter into, amend or agree to enter into or amend, any contract, agreement, license or other undertaking of the Company or its Subsidiaries or of Parent or its Subsidiaries or (iii) otherwise waive, abandon or alter any rights or obligations of the Company or its Subsidiaries or of Parent or its Subsidiaries.
          (e) Notwithstanding anything to the contrary herein and except as set forth in Section 6.3(d), nothing in this Agreement shall require Parent or any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries without the prior written consent of Parent agree or offer to: (i) effect any divestiture of, or hold separate (including by establishing a trust or otherwise), or agree to restrict its ownership or operation of, any business or assets of the Company or its Subsidiaries or of Parent or its Subsidiaries, or to enter into any settlement or consent decree, or agree to any undertaking, with respect to any business or assets of the Company or its Subsidiaries or of Parent or its Subsidiaries, (ii) enter into, amend or agree to enter into or amend, any contract, agreement, license or other undertaking of the Company or its Subsidiaries or of Parent or its Subsidiaries or (iii) otherwise waive, abandon or alter any rights or obligations of the Company or its Subsidiaries or of Parent or its Subsidiaries, except in each case as would not, individually or in the aggregate, materially diminish the benefits that would reasonably be expected to accrue to Parent from the Merger or the consummation of the transactions contemplated hereby.
          (f) Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall, to the extent permitted by Applicable Law and subject to all privileges (including the attorney client privilege), promptly (and in any event within five (5) Business Days) notify the other party in writing of:
               (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
               (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

               (iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of the representations and warranties contained herein, or that relate to the consummation of the transactions contemplated by this Agreement;
               (iv) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause the conditions set forth in Annex I hereto not to be satisfied;
               (v) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;
     provided, however, that the delivery of any notice pursuant to this Section 6.3(f) shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.
     Section 6.4 Proxy Statement.
          (a) If, following the consummation of the Offer (or, if applicable, any Subsequent Offering Period), the adoption of this Agreement by the Company Stockholders is required under the DGCL to consummate the Merger, the Company shall, as promptly as practicable after the consummation of the Offer, prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall, in consultation with Parent, prepare and the Company shall file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable efforts to have the Proxy Statement cleared by the SEC and shall thereafter mail to the Company Stockholders as promptly as possible the Proxy Statement and all other proxy materials for such meeting. If at any time prior to the Company Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement.
          (b) Parent shall, following the date on which Stockholder Approval is determined to be required in accordance with this Section 6.4, furnish the Company with all information concerning Parent required for use in the Proxy Statement, and Parent shall take such other action as the Company may reasonably request in connection with the preparation of the Proxy Statement, including any amendments or supplements thereto.
          (c) The Company and Parent shall make any necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder.
     Section 6.5 Company Stockholders Meeting. If, following the consummation of the Offer (or, if applicable, any Subsequent Offering Period), the adoption of this Agreement by the Company Stockholders is required under the DGCL to consummate the Merger, the Company shall, as promptly as practicable after the consummation of the Offer, take all actions in accordance with Applicable Law, the Company Certificate of Incorporation, the Company Bylaws and the rules of Nasdaq to duly call, give notice of, convene and hold as promptly as practicable the Company Stockholders Meeting for the purpose of considering and voting upon the adoption of this Agreement. Subject to Section 6.6(c), to the fullest extent permitted by Applicable Law, (i) the Company Board of Directors shall declare this Agreement advisable and recommend adoption of this Agreement and approval of the Merger by the Company Stockholders and include such recommendation in the Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company Stockholders vote in favor of the adoption of this Agreement and approval of the Merger. Unless this Agreement has been duly terminated in accordance with the terms herein (including payment of any termination fees payable under Article VIII), the Company shall, subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to Parent under certain circumstances as specified in Section 6.6(c), take all lawful action to solicit from the Company Stockholders proxies in favor of the proposal to adopt this Agreement and approve the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Stockholders that are required by the rules of Nasdaq or the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.
     Section 6.6 No Solicitation of Transactions.
          (a) The Company shall, and shall cause its Affiliates, Representatives and any other agents to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Alternative Transaction.
          (b) The Company shall not, nor shall it authorize or permit any Affiliate or Representative of the Company or its Subsidiaries to, (i) solicit, initiate or intentionally facilitate or encourage the submission of any Alternative Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any information or data with respect to or provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly facilitate, induce or encourage the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction. Notwithstanding the foregoing, if prior to the consummation of the Offer (A) the Company has complied with this Section 6.6 and (B) the Company Board of Directors reasonably determines in good faith that an Alternative Transaction constitutes or would reasonably be expected to lead to a Superior Proposal, then, to the extent such action is consistent with the fiduciary obligations of the Company Board of Directors, as determined in good faith by a majority thereof after consultation with the Company’s outside counsel, the Company may, subject to the Company’s providing prior written notice to Parent of its decision to take such action and compliance by the Company with Section 6.6(d), furnish information with respect to the Company to, and participate in discussions and negotiations directly or through its Representatives with, such Third Party, subject to a confidentiality agreement not materially less favorable to the Company than the Confidentiality Agreement (a copy of which shall be provided to Parent for informational purposes only).
          (c) Neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or resolve to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval and recommendation by the Company Board of Directors of the Merger and this Agreement, the Transaction Documents, the transactions contemplated hereby and thereby and the actions taken in connection herewith and therewith, (ii) approve or recommend, or resolve to approve or recommend, any Alternative Transaction, (iii) approve or recommend, or resolve to approve or recommend, or execute or enter into, any Acquisition Agreement, (iv) approve or recommend, or resolve to approve or recommend, or execute or enter into, any agreement requiring it to abandon, terminate or fail to consummate the Merger, this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, or (v) agree or publicly announce any intention to do any of the foregoing constituting or related to, or that is intended to lead to, any Alternative Transaction (any of the foregoing in clauses (i) through (v), an “Adverse Recommendation Change”). Notwithstanding the foregoing, prior to the consummation of the Offer, in response to a Superior Proposal that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by the Company in breach of Section 6.6(b), the Company Board of Directors may, if it determines in good faith (after consulting with the Company’s outside legal counsel) that the failure to do so would be inconsistent with the fiduciary duties of the Company Board of Directors to the Company Stockholders under applicable Law or Order, (A) modify or resolve to modify, in a manner adverse to Parent or Merger Sub, the approvals and recommendations of the Company Board of Directors of the Offer, the Merger, or the transactions contemplated hereby or by the Transaction Documents (or otherwise make any Adverse Recommendation Change), or (B) terminate this Agreement in accordance with Section 8.1(c).
          (d) In addition to the obligations set forth in Sections 6.6(a), (b) and (c), the Company shall advise Parent orally and, if requested by Parent, in writing of (i) the existence of an Alternative Transaction or any offer, proposal or inquiry with respect to or which could reasonably be expected to lead to an Alternative Transaction received by any officer or director of the Company or, to the Knowledge of the Company, other Representative of the Company and (ii) the material terms and conditions of such Alternative Transaction, and any amendment or modification thereto, including the identity of the Person proposing such Alternative Transaction, within one Business Day following receipt by the Company or any officer or director of the Company or, to the Knowledge of the Company, any other Representative of the Company of such offer, proposal or inquiry. The Company shall keep Parent fully informed, on a current basis, of the status and material details of any such offer, proposal or inquiry. In addition, the Company Board of Directors shall not make an Adverse Recommendation Change or terminate this Agreement for purposes of entering into an agreement with respect to an Alternative Transaction unless (x) the Company notifies Parent, in writing at least three Business Days before taking such action, of its intention to do so in response to an offer, proposal or inquiry to enter into an Alternative Transaction that it has determined constitutes a Superior Proposal and attaching the most current version of any proposed agreement or a summary of all material terms of any such proposal and the identity of the offeror, (y) the Company shall have, during such three Business Day period, negotiated in good faith with Parent with respect to any changes to this Agreement that Parent shall have proposed and (z) Parent does not make, within three Business Days after its receipt of that written notification, an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any binding agreement with respect to such Superior Proposal during such three Business Day period.
          (e) Nothing contained in this Section 6.6 or any other provision hereof shall prohibit the Company or the Company Board of Directors from taking and disclosing to the Company Stockholders pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a Third Party that is consistent with its obligations hereunder; provided, however, that neither the Company nor the Company Board of Directors may either, except as provided by Section 6.6(c), make an Adverse Recommendation Change.
     Section 6.7 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of Nasdaq or any listing agreement if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made.
     Section 6.8 Litigation. Subject to Section 6.3(d), each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Offer, the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any Order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity promptly vacated or reversed.
     Section 6.9 Employee Benefit Matters.

          (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor and provide for payment of all accrued obligations and benefits under all Company Benefit Plans set forth, and identified as such, in the Company Disclosure Schedules (including, without limitation, employment or severance agreements between the Company and Persons who are or had been employees of the Company or any of its Subsidiaries at or prior to the Effective Time), all in accordance with their respective terms.
          (b) Parent will provide, or cause the Surviving Corporation to provide, each Company Employee with compensation (including bonus and incentive compensation opportunities, but excluding equity-based compensation) and employee benefits that are substantially comparable in the aggregate to the compensation and employee benefits provided to Parent’s similarly-situated employees employed in the same country as such Company Employee (or, if Parent has no employees employed in such country, as provided to such Company Employee) as of the Closing Date, as the same may be modified or adjusted from time to time thereafter. For purposes of the Parent Benefit Plans, Parent shall use its reasonable efforts to cause Company Employees to receive credit for past service with the Company for purposes of accrual of vacation time and for purposes of eligibility for participation, vesting, and benefit accrual under the applicable Parent Benefit Plans; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.
          (c) For purposes of the Parent Benefit Plans, Parent shall use its reasonable efforts to cause the waiver of all actively-at-work or similar limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Benefit Plan that is a group health plan with respect to such Company Employees and their eligible dependents, in each case, to the same extent as service with the Company or its Subsidiaries was taken into account under the comparable Company Benefit Plan, and credit shall be provided for any co-payments, deductibles and offsets (or similar payments) made under Company Benefit Plans for the portion of the applicable plan year prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any Parent Benefit Plans in which they become eligible to participate after the Effective Time.
          (d) Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Except as otherwise provided in this Section 6.9, nothing herein shall prevent Parent or the Surviving Corporation, as applicable, from amending or terminating any Parent Benefit Plan or Company Benefit Plan in accordance with its terms.
     Section 6.10 Directors’ and Officers’ Indemnification and Insurance.
          (a) For a period of six (6) years after the Effective Time, the Surviving Corporation shall indemnify, advance expenses to and hold harmless all past and present officers and directors of the Company for acts or omissions occurring at or prior to the Effective Time, to the fullest extent permitted by the DGCL or any other Applicable Law or provided under the Company Certificate of Incorporation and the Company Bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. Parent shall guarantee such performance by the Surviving Corporation.

The certificate of incorporation and the bylaws of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the indemnified parties as those contained in the Company Certificate of Incorporation and the Company Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of not less than six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such a modification is required by Law.
          (b) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect (or Parent may instead elect to maintain pursuant to Parent’s policy or policies) for the benefit of the Company’s current directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Effective Time that is substantially equivalent to the Company’s existing policy on terms with respect to coverage in the aggregate no less favorable than those of such policy in effect on the date hereof, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an aggregate premium for such insurance in excess of 250% of the last annual premiums paid prior to the date hereof (which premiums the Company has disclosed to Parent), but in such case shall purchase as much coverage as possible for such amount.
          (c) This Section 6.10 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the indemnified parties. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merger into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall cease to continue to exist for any reason or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent and the Surviving Corporation and the transferee or transferees of such properties and assets, as applicable, shall assume all of the obligations set forth in this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
     Section 6.11 Financing.
          (a) Parent and Merger Sub shall use their reasonable best efforts to (i) arrange for the Financing on the terms and conditions described in the Commitment Letter; (ii) enter into definitive agreements with respect to the Financing, which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing; (iii) satisfy all conditions applicable to Parent and Merger Sub in such definitive agreements; and (iv) consummate the Financing no later than the Outside Termination Date. Parent may, in its sole discretion, obtain or seek to obtain substitute or replacement Financing from one or more alternative Lenders; provided, that any such substitute or replacement Financing shall be on comparable or more favorable terms to Parent (as determined in the reasonable good-faith judgment of Parent) than the terms of the Financing being replaced and shall not have an adverse effect on Parent’s ability to consummate the Offer or the Merger. Solely in the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall use its reasonable best efforts to obtain any such unavailable portion from alternative sources on comparable or more favorable terms to Parent (as determined in the reasonable good-faith judgment of Parent) as promptly as practicable following the occurrence of such event but in no event later than the Outside Termination Date. Parent shall promptly provide the Company with the documentation evidencing any replacement or alternative sources of financing and shall give the Company prompt notice (but in any event within two Business Days) of any material breach by any party to the Commitment Letter or any termination of the Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange for the Financing (or replacements thereof) and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letter (or replacements thereof) without first consulting with the Company or, if such amendment would or would be reasonably expected to prevent, delay or hinder Parent and/or Merger Sub’s ability to consummate the transactions contemplated by this Agreement, without first obtaining the Company’s prior written consent which shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, if the Financing (or any replacement or alternative financing) has not been obtained, Parent and Merger Sub shall continue to be obligated to consummate the Offer and the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Annex I hereto and to Parent’s rights and obligations under Sections 8.1(b), (d), (e) and (f).
          (b) The Company shall and shall cause its Subsidiaries and their respective Representatives to provide all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably required by Parent; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in connection with such cooperation. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith, except for any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties that arise out of or relate to (i) information furnished to Parent by the Company for use in connection with the Financing or (ii) information contained in the Company SEC Reports. Notwithstanding anything to the contrary, the condition set forth in paragraph (e) of Annex I of this Agreement, as it applies to the Company’s obligations under this Section 6.11(b), shall be deemed satisfied unless the Financing (or any alternative financing) has not been obtained primarily as a result of the Company’s willful and material breach of its obligations under this Section 6.11(b).
          (c) All non-public information or Evaluation Material (as defined in the Confidentiality Agreement) regarding the Company obtained by Parent or its Representatives pursuant to Section 6.11(b) above shall be kept confidential in accordance with the Confidentiality Agreement.
ARTICLE VII
CONDITIONS PRECEDENT
     Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) if required by the DGCL, the Company Stockholder Vote shall have been obtained;
          (b) no temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and there shall not be any governmental action taken, or any statute, rule, regulation or Order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and
          (c) Merger Sub shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not withdrawn.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     Section 8.1 Termination. This Agreement may be terminated and the Offer and the Merger (and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Stockholder Vote has been obtained):
          (a) by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;
          (b) by the Company or Parent, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger or any of the other transactions contemplated hereby or by any of the Transaction Documents, and such Order or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall, subject to Section 6.3(d), have used all commercially reasonable efforts to remove such Order or to reverse such action;
          (c) by the Company, prior to the consummation of the Offer, in order to enter into an Acquisition Agreement for a Superior Proposal; provided, however, that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have complied with the procedures set forth in Sections 6.6(c) and (d) and (ii) all of the payments required by Section 8.2 have been made in full to Parent;

          (d) by Parent if, prior to the consummation of the Offer (i) the Company Board of Directors shall have withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated hereby or by the Transaction Documents (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed in and of itself a withdrawal or modification of such approvals or recommendations), (ii) the Company Board of Directors shall have made any other Adverse Recommendation Change, (iii) the Company shall have materially breached any of its obligations under Sections 6.6(b), (c) or (d), or Section 6.5, or (iv) any Third Party shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting an Alternative Transaction and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;
          (e) by Parent or the Company, if the conditions set forth on Annex I shall not have been satisfied or waived prior to September 15, 2007 (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of such conditions to be satisfied on or before such date;
          (f) by Parent, if prior to the consummation of the Offer (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in paragraph (d) or (e) of Annex I hereto if continuing on the expiration date of the Offer and (ii) such breach shall not have been cured (or is not capable of being cured) before the Outside Termination Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by the Company is so cured, or if Parent shall have materially breached this Agreement);
          (g) by the Company, if Merger Sub shall have (i) failed to commence the Offer within ten (10) calendar days after the Outside Commencement Date or (ii) failed to accept for payment and pay for Shares as and when required pursuant to the Offer, unless such inaction shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the material breach by the Company of any of its representations or its warranties contained in this Agreement.
The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.2, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.

     Section 8.2 Expenses.
          (a) Expense Allocation. Except as otherwise specified in this Section 8.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Transaction Documents, the Offer, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense. Each of the Company and Parent shall have responsibility for its respective costs associated with preparation of the filings under the HSR Act and other applicable Antitrust Laws; provided, however, that Parent shall be solely responsible for the HSR filing fee and any filing fee required under any other applicable Antitrust Laws.
          (b) Company Termination Fees. If this Agreement is terminated (i) by the Company pursuant to Section 8.1(c), (ii) by Parent pursuant to Section 8.1(d), or (iii) by Parent or the Company pursuant to Section 8.1(e) (but only, in the case of this clause (iii), if all conditions to the Offer have been satisfied at the time of such termination other than the Minimum Condition and the conditions set forth in paragraphs (d) and (e) of Annex I), the Company shall promptly, and in any event within five (5) Business Days after the date of such termination, pay Parent the Company Termination Fee by wire transfer of immediately available funds; provided, however, that in the case of a termination pursuant to clause (iii) above: (A) such payment shall be made only if following the date hereof and prior to termination of this Agreement, there has been publicly announced an Alternative Transaction that if consummated would be a Company Acquisition and within twelve (12) months following the termination of this Agreement a Company Acquisition is consummated or the Company shall have entered into any contract or agreement providing for a Company Acquisition that is consummated and (B) such payment shall be made no later than the consummation of such Company Acquisition.
     Section 8.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (a) the provisions of Section 8.1, Section 8.2, this Section 8.3 and Article IX shall survive termination and (b) nothing herein shall relieve any party from liability for such party’s willful breach of this Agreement or for fraud.
     Section 8.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Stockholder Vote shall have been obtained, no such amendment, modification or supplement shall alter the amount or change the form of the Merger Consideration to be delivered to the Company Stockholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Company Stockholders. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.
     Section 8.5 Extension; Waiver. At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 8.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.
     Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):
if to Parent, to
Software AG
Uhlandstrasse 12
64297 Darmstadt
Germany
Attn: General Counsel
Phone: +49 6151 92 1633
Fax:   +49 6151 92 1600
with a copy to:
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attn:   Peter R. Douglas
          Patrick S. Kenadjian
Phone: (212) 450-4000
Fax: (212) 450-3800

if to the Company, to
webMethods, Inc.
South Tower
3877 Fairfax Ridge Road
Fairfax, Virginia 22030
Attn: General Counsel
Phone: (703) 460-2500
Fax: (703) 460-5800
with a copy to:
Morrison & Foerster LLP
1650 Tysons Boulevard
Suite 300
McLean, Virginia 22102
Attn: Lawrence T. Yanowitch
          Charles W. Katz
Phone: (703) 760-7700
Fax: (703) 760-7777
     Section 9.3 Certain Definitions.
     “Acquisition Agreement” shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to an Alternative Transaction.
     “ADA” shall mean the Americans with Disabilities Act.
     “ADEA” shall mean the Age Discrimination in Employment Act.
     “Adverse Recommendation Change” shall have the meaning set forth in Section 6.6(c).
     “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
     “Agreement” shall have the meaning set forth in the Preamble.
     “Alternative Transaction” shall mean any proposal, offer or inquiry, whether in writing or otherwise, from any Third Party (i) to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all or more than 15% of the consolidated assets of the Company, (ii) to acquire beneficial ownership of 15% or more of any class of equity securities of the Company, in each case pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than (A) 15% of the consolidated assets of the Company or (B) 15% or more of any class of equity securities in the Company, as the case may be or (iii) to engage in any other merger, consolidation, share exchange, business combination, asset sale, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company.
     “Antitakeover Laws” shall mean any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state or other jurisdiction, including the provisions of Section 203 of the DGCL.
     “Antitrust Law” shall mean the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.
     “Applicable Law” means, with respect to any Person, any Law that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
     “Appraisal Shares” shall mean Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262.
     “Associate” of any Person shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.
     “Business Day” shall mean (i) for purposes of all portions of this Agreement other than Article I, any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or Frankfurt, Germany are authorized or obligated by Law or executive order to be closed and (ii) for purposes of Article I hereof, any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to be closed.
     “Certificate” shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each entry in the books of the Company representing uncertificated Shares.
     “Certificate of Merger” shall mean the certificate of merger or certificate of ownership and merger, as the case may be, with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.
     “CFIUS” shall have the meaning set forth in Section 6.3(b).
     “Closing” shall mean the closing of the Merger, as contemplated by Section 2.2.
     “Closing Date” shall mean the date on which the Closing occurs.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Commitment Letter” shall have the meaning set forth in Section 5.5.
     “Company” shall have the meaning set forth in the Preamble.
     “Company Acquisition” shall mean (i) a merger, consolidation or business combination involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of 50% or more of the Company’s consolidated assets, (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership of shares representing in excess of 50% of the voting power of the then-outstanding shares of capital stock of the Company or (iv) the adoption or implementation by the Company of a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the then-outstanding shares of capital stock of the Company or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the Company’s consolidated assets.
     “Company Benefit Plan” shall mean (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan (including any self-insured plan), life insurance plan, short-term or long-term disability plan or dental plan, (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement or qualified defined contribution or defined benefit arrangement, and (iii) each other benefit plan, policy, program, arrangement or agreement, including, but not limited to, any fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus or other equity-based compensation, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is a party or has any liability and in which any employee of the Company or its Subsidiaries is eligible to participate or derive a benefit.
     “Company Board of Directors” shall have the meaning set forth in the Preamble.
     “Company Bylaws” shall mean the Second Amended and Restated Bylaws of the Company, including any amendments thereto, as in effect as of the date hereof.
     “Company Certificate of Incorporation” shall mean the Company’s Fifth Amended and Restated Certificate of Incorporation, including any amendments thereto, as in effect as of the date hereof.
     “Company Common Stock” shall have the meaning set forth in the Preamble.
     “Company Compensation Approvals” shall have the meaning set forth in Section 4.13(l).

     “Company Compensation Arrangement” shall have the meaning set forth in Section 4.13(l).
     “Company Disclosure Documents” shall have the meaning set forth in Section 4.20(a).
     “Company Disclosure Schedules” shall mean the Company Disclosure Schedules dated the date hereof and delivered by the Company to Parent concurrently with the execution of this Agreement, each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein; provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to any other applicable section of this Agreement as to which the relevance of that disclosure to such other applicable section of this Agreement would be reasonably apparent, without any independent knowledge on the part of the reader regarding the matter so disclosed.
     “Company Employees” shall mean employees of the Company who remain employees of the Surviving Corporation after the Effective Time.
     “Company ESPP” shall mean the Company’s Employee Stock Purchase Plan, as adopted November 17, 1999.
     “Company Financial Advisor” shall mean Bear, Stearns & Co. Inc.
     “Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries included in the Company SEC Reports.
     “Company Intellectual Property” shall mean all Intellectual Property used in the business of the Company and its Subsidiaries as currently conducted by the Company and as to which the Company or any of its Subsidiaries claims rights by virtue of ownership of title to such Intellectual Property.
     “Company Knowledge Person” shall mean the Persons set forth on Section 9.3 of the Company Disclosure Schedules.
     “Company Material Adverse Effect” shall mean, with respect to the Company, any change, event, violation, inaccuracy, effect or circumstance (any such item, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or Liabilities of the Company or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any change in the Company’s stock price or trading volume (it being understood that except for Effects described in clauses (C) through (G) of this definition, the cause of any such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration in determining whether a Company Material Adverse Effect has occurred),

(B) any failure by the Company to meet published or internal revenue or earnings projections (it being understood that except for Effects described in clauses (C) through (G) of this definition, the cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration in determining whether a Company Material Adverse Effect has occurred), (C) any Effect that results from changes affecting the business integration and optimization software industry generally (to the extent such Effect is not disproportionate with respect to the Company in any material respect) or the United States economy generally (to the extent such Effect is not disproportionate with respect to the Company in any material respect), (D) any Effect that results from changes affecting general worldwide economic or capital market conditions (to the extent such Effect is not disproportionate with respect to the Company in any material respect), (E) any Effect resulting from compliance with the terms and conditions of this Agreement, (F) any Effect caused by an impact to the Company’s relationships with its employees, customers, suppliers or partners as a result of the announcement or pendency of the Offer or the Merger, or (G) any stockholder litigation arising from allegations of a breach of fiduciary duty relating to this Agreement and the transactions contemplated hereby.
     “Company Material Contract” shall have the meaning set forth in Section 4.15.
     “Company Option Plans” shall mean the Company’s 2006 Omnibus Stock Incentive Plan; Amended and Restated Stock Option Plan; Infravio, Inc. 2000 Stock Plan; Translink Software, Inc. Stock Option Plan; Alier, Inc. 1996 Stock Option Plan; Alier, Inc. 1997 Stock Option Plan; Active Software 1996 Stock Plan; Active Software 1996A Stock Plan; Active Software 1999 Stock Plan; Active Software 1999 Directors’ Stock Option Plan; and the Company’s Stock Option Plan, in each case as amended and/or restated prior to the date hereof.
     “Company Permits” shall mean all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.
     “Company Restricted Stock” shall have the meaning set forth in Section 2.9.
     “Company SEC Reports” shall mean all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since March 31, 2004.
     “Company Stock Option” shall mean each outstanding option to purchase shares of Company Common Stock under the Company Option Plans.
     “Company Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.
     “Company Stockholder Vote” shall mean the affirmative vote of the holders of a majority of the outstanding Shares in favor of adoption and approval of this Agreement and the Merger.

     “Company Stockholders” shall have the meaning set forth in the Preamble.
     “Company Stockholders Meeting” shall mean a meeting of the Company Stockholders to be called to consider the Merger.
     “Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006.
     “Company Termination Fee” shall mean an amount in cash equal to $13,640,000.
     “Compensation Committee” shall have the meaning set forth in Section 4.13(l).
     “Confidentiality Agreement” shall mean the confidentiality and non-disclosure agreement between the Company and Parent dated January 30, 2007, as amended.
     “Continuing Directors” shall have the meaning set forth in Section 1.3(b).
     “Current ESPP Offering” shall have the meaning set forth in Section 2.10.
     “Deferred Compensation Plan” shall have the meaning set forth in Section 2.9(b).
     “Delaware Secretary” shall mean the Secretary of State of the State of Delaware.
     “DGCL” shall mean the General Corporation Law of the State of Delaware.
     “Director Deferred Share” means any unfunded promise to issue or deliver a share of Company Common Stock granted to a director of the Company under the Company Option Plans or otherwise.
     “Effective Time” shall have the meaning set forth in Section 2.3.
     “Employee Benefit Plan” shall mean, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including, but not limited to, each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained, in each case that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including: each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan or “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); and each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement or arrangement.

     “Employment Agreements” shall mean any contracts, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment of any officer, employee or former employee.
     “Environmental Laws” means any Applicable Laws or any agreement with any Governmental Entity or other third party, relating to the environment or to Hazardous Substances.
     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Entities relating to or required under Environmental Laws and affecting, or relating to, the business of the Company or any Subsidiary as currently conducted.
     “Encumbrance” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest. For purposes of this Agreement, a Person shall be deemed to own subject to an Encumbrance any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Exchange Fund” shall have the meaning set forth in Section 3.1.
     “Excluded Contract” shall have the meaning set forth in Section 4.15.
     “Exon-Florio” shall have the meaning set forth in Section 4.5(b).
     “Financing” shall have the meaning set forth in Section 5.5.
     “FLSA” shall mean the Fair Labor Standards Act.
     “FMLA” shall mean the Family and Medical Leave Act.
     “GAAP” shall mean United States generally accepted accounting principles.
     “Governmental Entity” shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.
     “Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “Intellectual Property” shall mean (i) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) and rights to apply for patents, (ii) trademarks, trade names, service marks and domain names (whether or not registered), including all registrations and applications for registration of any of the foregoing and all goodwill associated with the foregoing, (iii) copyrights and registrations and applications for registration thereof, schematics, industrial models and inventions, (iv) know-how and trade secrets, (v) computer software programs (whether in source code, object code or bytecode form), (vi) databases and data collections and (vii) all other intangible proprietary information.
     “International Plan” shall have the meaning set forth in Section 4.13(g).
     “IRS” shall mean the United States Internal Revenue Service.
     “Knowledge,” or any similar expression, shall mean (i) with respect to the Company, the actual knowledge of any Company Knowledge Person and (ii) with respect to Parent (or any of its Subsidiaries), the actual knowledge of any Parent Knowledge Person.
     “Labor Laws” shall mean ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973, and all regulations under such acts.
     “Law” shall mean any federal, state, local or foreign law (statutory, common or otherwise), regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, order, injunction, judgment, decree, ruling, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.
     “Lender” shall have the meaning set forth in Section 5.5.
     “Letter of Transmittal” shall have the meaning set forth in Section 3.2.
     “Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.
     “Merger” shall have the meaning set forth in the Preamble.
     “Merger Consideration” shall have the meaning set forth in Section 2.5.
     “Merger Sub” shall have the meaning set forth in the Preamble.

     “Minimum Condition” shall have the meaning set forth in Section 1.1(a).
     “Nasdaq” shall mean The Nasdaq National Market System, a.k.a. the Nasdaq Stock Market.
     “New Exercise Date” shall have the meaning set forth in Section 2.10.
     “NLRB” shall mean the United States National Labor Relations Board.
     “Offer” shall have the meaning set forth in the Preamble.
     “Offer Documents” shall have the meaning set forth in Section 1.1(b).
     “Offer Price” shall have the meaning set forth in the Preamble.
     “Operating Plan” shall have the meaning set forth in Section 6.1(b)(xi).
     “Option Consideration” shall have the meaning set forth in Section 2.8.
     “Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.
     “Outside Commencement Date” shall have the meaning set forth in Section 1.1(a).
     “Outside Termination Date” shall have the meaning set forth in Section 8.1.
     “Parent” shall have the meaning set forth in the Preamble.
     “Parent Benefit Plan” shall mean (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement, or qualified defined contribution or defined benefit arrangement; and (iii) each other material benefit plan, policy, program, arrangement or agreement, including, but not limited to, any material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored or maintained by Parent or any of its Subsidiaries for the benefit of its employees.
     “Parent Knowledge Person” shall mean the Persons set forth on Section 9.3 of the Parent Disclosure Schedules.
     “Parent Material Adverse Effect” shall mean, with respect to Parent and Merger Sub, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent or Merger Sub of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.
     “Paying Agent” shall have the meaning set forth in Section 3.1.
     “Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.
     “Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, review, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.
     “Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.
     “Reasonable Restrictions” shall have the meaning set forth in Section 6.3(d).
     “Registered Company Intellectual Property” shall have the meaning set forth in Section 4.16(b).
     “Representatives” shall mean officers, directors, employees, auditors, attorneys and financial advisors (including the Company Financial Advisor).
     “Right” shall have the meaning set forth in the Preamble.
     “Rights Plan” shall have the meaning set forth in the Preamble.
     “Schedule 14D-9” shall have the meaning set forth in Section 1.2(b).
     “Schedule TO” shall have the meaning set forth in Section 1.1(b).
     “SEC” shall mean the Securities and Exchange Commission.
     “Second Request” shall mean a request for additional information or documentary material issued by a Governmental Entity pursuant to 16 C.F.R. § 803.20 in connection with the transactions contemplated by this Agreement.
     “Section 262” shall mean Section 262 of the DGCL.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Shares” shall have the meaning set forth in Section 2.5.

     “Specified Company Representations” shall mean the representations and warranties of the Company contained in Sections 4.2, 4.3 and 4.18(a).
     “Specified Contracts” shall have the meaning set forth in Section 4.15(c).
     “Subsequent Offering Period” shall have the meaning set forth in Section 1.1(a).
     “Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.
     “Subsidiary Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.
     “Superior Proposal” shall mean a bona fide, unsolicited written proposal or offer made by a Third Party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the voting power of the capital stock of the Company then outstanding or all or substantially all of the assets of the Company on terms the Company Board of Directors determines in good faith (after consulting with the Company’s outside legal counsel and the Company Financial Advisor), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer and the Third Party making the offer, are more favorable from a financial point of view to the Company Stockholders than the Offer, the Merger and the other transactions contemplated by this Agreement, and is reasonably capable of being consummated.
     “Surviving Corporation” shall mean the corporation surviving the Merger.
     “Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.
     “Tax Return” shall mean any return, report or similar statement actually filed or required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
     “Tender and Support Agreements” shall have the meaning set forth in the Preamble.

     “Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.
     “Top-Up Option” shall have the meaning set forth in Section 1.4(a).
     “Top-Up Option Shares” shall have the meaning set forth in Section 1.4(a).
     “Transaction Documents” shall mean this Agreement, the Tender and Support Agreements and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.
     “Transaction Expenses” shall mean all Third Party fees and expenses incurred by the Company in connection with the Merger, this Agreement, the transactions contemplated hereby and otherwise in connection with the potential sale of the Company, in each case whether or not paid, billed or accrued (including, without limitation, any fees and expenses of the Company Financial Advisor and the Company’s legal counsel).
     “WARN” shall mean the United States Worker Adjustment and Retraining Notification Act.
     Section 9.4 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereby” refer to this Agreement. The Company Disclosure Schedules and Parent Disclosure Schedules, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.
     Section 9.5 Counterparts . This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than the Persons intended to benefit from the provisions of Section 6.10 (Directors’ and Officers’ Indemnification and Insurance), who shall have the right to enforce such provisions directly. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Articles I and II shall be enforceable by holders of Certificates.

     Section 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.
     Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub’s rights and obligations may be assigned to and assumed by Parent or any other corporation directly or indirectly wholly owned by Parent; provided, however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby and provided further that such assignment does not create adverse Tax consequences for the Company Stockholders. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity.
     Section 9.10 Consent to Jurisdiction; Venue.
          (a) Each of the parties hereto irrevocably submits, for itself and its property, to the exclusive jurisdiction of the state courts of Delaware, or, if no state court has proper jurisdiction, the United States District Court for the District of Delaware, and any appellate court thereof, for the purpose of any action arising out of or relating to this Agreement and agreements related hereto, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9.10 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.
     Section 9.11 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HERBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SOFTWARE AG

By:	/s/ Karl-Heinz Streibich
Name:	Karl-Heinz Streibich
Title:	Chief Executive Officer

By:	/s/ Arnd Zinnhardt

Name:	Arnd Zinnhardt
Title:	Chief Financial Officer

WIZARD ACQUISITION, INC.

By:	/s/ Karl-Heinz Streibich

Name:	Karl-Heinz Streibich
Title:	Chief Executive Officer

WEBMETHODS, INC.

By:	/s/ David Mitchell

Name:	David Mitchell
Title:	President and Chief Executive Officer

ANNEX I
     Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares, and, subject to the terms of the Agreement (including Section 1.1(a)), may terminate the Offer, if immediately prior to the expiration date of the Offer (as extended from time to time), (i) the Minimum Condition (as defined in the Agreement) shall not have been satisfied or (ii) any of the following conditions shall not have been satisfied and such non-satisfaction shall be continuing:
          (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer or the Merger, other than the application of the waiting period provisions of the HSR Act or any foreign Antitrust Law or any requirement for affirmative approval of a Governmental Entity under any foreign Antitrust Law, shall be in effect; and there shall not be any governmental action taken, or any statute, rule, regulation or Order enacted, entered, enforced or deemed applicable to the Offer or the Merger, which makes the consummation of the Offer or the Merger illegal.
          (b) HSR Act or other Foreign Competition Law. The applicable waiting periods, together with any extensions thereof, under the HSR Act or any other applicable pre-clearance requirement of any other Antitrust Law shall have expired or been terminated.
          (c) Exon-Florio. The period of time for any applicable review process by CFIUS under Exon-Florio (including, if applicable, any investigation commenced thereunder) shall have expired or been terminated, CFIUS shall have provided a written notice to the effect that review of the transactions contemplated by this Agreement has been concluded and that a determination has been made that there are no issues of national security sufficient to warrant investigation under the Exon-Florio Act, or the President shall have made a decision not to block the transaction.
          (d) Representations and Warranties. The Specified Company Representations shall in each case be true and correct (other than in de minimis respects) at and as of the date hereof and as of the expiration of the Offer as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The representations and warranties of the Company contained in this Agreement other than the Specified Company Representations shall be true and correct at and as of the date hereof and as of the expiration of the Offer as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

          (e) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the consummation of the Offer, or shall have cured any nonperformance or noncompliance. Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.
          (f) Governmental Litigation. There shall not have been instituted or pending any Proceeding by any Governmental Entity under or relating to any Antitrust Law (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Offer or the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer and the Merger, (ii) requesting or seeking to require Parent or any of its Subsidiaries or the Company or any of its Subsidiaries to: (A) effect any divestiture of, or hold separate (including by establishing a trust or otherwise), or agree to restrict its ownership or operation of, any business or assets of the Company or its Subsidiaries or of Parent or its Subsidiaries, or to enter into any settlement or consent decree, or agree to any undertaking, with respect to any business or assets of the Company or its Subsidiaries or of Parent or its Subsidiaries, (B) enter into, amend or agree to enter into or amend, any contract, agreement, license or other undertaking of the Company or its Subsidiaries or of Parent or its Subsidiaries or (C) otherwise waive, abandon or alter any rights or obligations of the Company or its Subsidiaries or of Parent or its Subsidiaries, except in each case as would not, individually or in the aggregate, materially diminish the benefits that would reasonably be expected to accrue to Parent from the Merger or the consummation of the transactions contemplated hereby.
          (g) Company Material Adverse Effect. There shall not have occurred and be continuing as of the expiration of the Offer any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had a Company Material Adverse Effect.
          (h) Definitive Agreement. The Agreement shall be in full force and effect and shall not have been terminated.

SCHEDULES

Schedule Section	Description

Section 4.1	Organization and Good Standing; Charter Documents

Section 4.4	Company Subsidiaries

Section 4.5	No Conflict; Required Filings and Consents

Section 4.6	Compliance

Section 4.7	Litigation

Section 4.8	Company SEC Reports; Financial Statements

Section 4.9	Absence of Certain Changes or Events

Section 4.10	Taxes

Section 4.11	Title to Personal Properties; No Real Property

Section 4.12(a)	Officers, Directors, Employees and Affiliates

Section 4.13(a)	Employee Benefit Plans

Section 4.13(e)	Compliance of Employee Benefit Plans

Section 4.13(g)(i)	International Employee Benefit Plans

Section 4.13(l)	Compensation Committee Approvals

Section 4.14(a)	Compliance with Labor Laws

Section 4.14(b)	Representation by Labor Organizations

Section 4.14(c)	Labor-related Claims

Section 4.15	Contracts and Commitments

Section 4.16(b)	Intellectual Property

Section 4.16(d)	Intellectual Property Litigation

Section 4.18	Transaction Expenses Estimate

Section 4.21	Environmental Matters

Section 6.1(b)(xi)	Severance and Termination Benefits

Section 6.1(b)(xvii)	Agreement Amendments and Renewals

Section 6.3(d)	Reasonable Restrictions

Section 9.3	Company Knowledge Persons